CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Buffered Securities due 2020	$2,000,000	$201.40

October 2015 Pricing Supplement No. 617 Registration Statement No. 333-200365 Dated October 13, 2015 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Buffered Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 25, 2020

Principal at Risk Securities

The Buffered Securities are unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 30% of the stated principal amount and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. The payment at maturity on the Buffered Securities will be based on the value of the worst performing of the S&P 500® Index and the Russell 2000® Index, which we refer to as the underlying indices, as follows: If the final index value of each underlying index is greater than or equal to 115% of its respective initial index value, you will receive 115% of the stated principal amount for each Buffered Security that you hold at maturity plus 3.33% for each 1.00% by which the final index value of the worst performing underlying index exceeds 115% of its respective initial index value, subject to the maximum payment at maturity. If the final index value of either underlying index is less than 115% of its respective initial index value but the final index value of neither underlying index is less than 105% of its respective initial index value, you will receive the stated principal amount for each Buffered Security plus an unleveraged return reflecting the appreciation of the worst performing underlying index. If the final index value of either underlying index is less than 105% of its respective initial index value but the final index value of neither underlying index is less than 90% of its respective initial index value, you will receive the stated principal amount of your investment plus a positive return equal to 0.3333% for each 1.00% by which the final index value of the worst performing underlying index exceeds 90% of its respective initial index value. If the final index value of either underlying index is less than 90% of its respective initial index value, but the final index value of neither underlying index is less than 70% of its respective initial index value, meaning that neither underlying index has decreased from its initial index value by an amount greater than the buffer amount of 30%, the Buffered Securities will redeem at par. However, if either underlying index declines in value by more than 30% as of the valuation date from its initial index value, the payment due at maturity will be less than the stated principal amount of the securities. Under these circumstances, you will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 30% of the stated principal amount. Investors may lose up to 70% of the stated principal amount of the Buffered Securities. Because the payment at maturity of the Buffered Securities is based on the worst performing of the underlying indices, a decline in either underlying index beyond the buffer amount will result in a loss of your investment, even if the other underlying index has appreciated or has not declined as much. The Buffered Securities are for investors who seek a return based on the performance of the worst performing of the underlying indices and who are willing to risk their principal, risk exposure to the worst performing of the two underlying indices and forgo current income and returns above the maximum payment at maturity in exchange for the upside leverage feature that applies only if each underlying index has appreciated by more than 15% as of the valuation date, the opportunity to receive a positive return if neither underlying index declines to or below 90% of its respective initial index value, and the buffer feature. The Buffered Securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These Buffered Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:		Morgan Stanley
Maturity date:		September 25, 2020
Underlying indices:		S&P 500® Index (the “SPX Index”) and the Russell 2000® Index (the “RTY Index”)
Stated principal amount / issue price:		$10 per Buffered Security
Aggregate principal amount:		$2,000,000
Payment at maturity:		• If the final index value of each underlying index is greater than or equal to 115% of its respective initial index value:
$10 + $10 × [(index performance factor of the worst performing underlying index – 115%) × 333%] + $1.50
In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final index value of either underlying index is less than 115% of its respective initial index value but the final index value of neither underlying index is less than 105% of its respective initial index value:
$10 × index performance factor of the worst performing underlying index
• If the final index value of either underlying index is less than 105% of its respective initial index value but the final index value of neither underlying index is less than 90% of its respective initial index value:
$10 + $10 × [(index performance factor of the worst performing underlying index – 90%) × 33.33%]
• If the final index value of either underlying index is less than 90% of its respective initial index value but the final index value of each underlying index is greater than or equal to 70% of its respective initial index value, meaning the value of neither underlying index has declined by more than the buffer amount of 30% from its initial index value:
$10
• If the final index value of either underlying index is less than 70% of its respective initial index value, meaning the value of either underlying index has declined by more than the buffer amount of 30% from its respective initial value:
($10 × the index performance factor of the worst performing underlying index) + $3.00
Under these circumstances, the payment at maturity will be less than the stated principal amount of $10. However, under no circumstances will the Buffered Securities pay less than $3 per Buffered Security at maturity.
Index performance factor:		With respect to each underlying index, final index value / initial index value
Worst performing underlying index:		The underlying index with the lesser index performance factor
Initial index value:

With respect to the SPX Index, 2,003.69, which is the index closing value of the SPX Index on the pricing date

With respect to the RTY Index, 1,147.841, which is the index closing value of the RTY Index on the pricing date

Final index value:		With respect to each underlying index, the index closing value of such index on the valuation date
Valuation date:		September 22, 2020, subject to adjustment for non-index business days and certain market disruption events
Buffer amount:		30%
Maximum payment at maturity:		$16.495 per Buffered Security (164.95% of the stated principal amount)
Minimum payment at maturity:		$3.00 per Buffered Security (30% of the stated principal amount)
Pricing date:		October 13, 2015
Original issue date:		October 16, 2015 (3 business days after the pricing date)
CUSIP / ISIN:		61765R743 / US61765R7439
Listing:		The Buffered Securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		$9.487 per Buffered Security. See “Investment Summary” page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per Buffered Security	$10	$0.20(1)
		$0.05(2)	$9.75
Total	$2,000,000	$50,000	$1,950,000
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.20 for each Buffered Security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Buffered Security.

(3)	See “Use of proceeds and hedging” on page 18.

The Buffered Securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Buffered Securities” at the end of this document.

Product Supplement for PLUS dated November 19, 2014   Index Supplement dated November 19, 2014    Prospectus dated November 19, 2014

Buffered Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 25, 2020

Principal at Risk Securities

Investment Summary

Principal at Risk Securities

The Buffered Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 25, 2020 (the “Buffered Securities”) can be used:

▪	To gain exposure to the worst performing of the S&P 500® Index and the Russell 2000® Index

▪	To potentially obtain leveraged exposure to the worst performing of the S&P 500® Index and the Russell 2000® Index within a certain range of upside performance, subject to the maximum payment at maturity

▪	To obtain a buffer against a specified level of negative performance of the worst performing of the S&P 500® Index and the Russell 2000® Index

The securities are exposed on a 1:1 basis to the percentage decline of the final index value of the worst performing underlying index from its respective initial index value beyond the buffer amount of 30%. Accordingly, 70% of your principal is at risk (e.g., a 50% depreciation in the worst performing underlying index will result in a payment at maturity of $8.00 per security).

Maturity:	Approximately 4 years and 11 months
Buffer amount:	30%
Maximum payment at maturity:	$16.495 per security (164.95% of the stated principal amount)
Minimum payment at maturity:	$3 per Buffered Security (30% of the stated principal amount). Investors may lose up to 70% of the stated principal amount of the Buffered Securities.
Coupon:	None

The original issue price of each Buffered Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Buffered Securities, which are borne by you, and, consequently, the estimated value of the Buffered Securities on the pricing date is less than $10. We estimate that the value of each Buffered Security on the pricing date is $9.487.

What goes into the estimated value on the pricing date?

In valuing the Buffered Securities on the pricing date, we take into account that the Buffered Securities comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the Buffered Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered Securities?

In determining the economic terms of the Buffered Securities, including the buffer amount and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered Securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered Securities?

The price at which MS & Co. purchases the Buffered Securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Buffered Securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered Securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

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Buffered Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 25, 2020

Principal at Risk Securities

MS & Co. may, but is not obligated to, make a market in the Buffered Securities, and, if it once chooses to make a market, may cease doing so at any time.

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Buffered Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 25, 2020

Principal at Risk Securities

Key Investment Rationale

The Buffered Securities offer exposure to the worst performing of the S&P 500® Index and the Russell 2000® Index while providing limited protection against negative performance of the underlying indices. At maturity, if the final index value of each underlying index is greater than or equal to 115% of its respective initial index value, you will receive 115% of the stated principal amount for each Buffered Security that you hold at maturity plus 3.33% for each 1.00% by which the final index value of the worst performing underlying index exceeds 115% of its respective initial index value, subject to the maximum payment at maturity. If the final index value of either underlying index is less than 115% of its respective initial index value but the final index value of neither underlying index is less than 105% of its respective initial index value, you will receive the stated principal amount for each Buffered Security plus an unleveraged return reflecting the appreciation of the worst performing underlying index. If the final index value of either underlying index is less than 105% of its respective initial index value but the final index value of neither underlying index is less than 90% of its respective initial index value, you will receive the stated principal amount of your investment plus a positive return equal to 0.3333% for each 1.00% by which the final index value of the worst performing underlying index exceeds 90% of its respective initial index value. If the final index value of either underlying index is less than 90% of its respective initial index value, but the final index value of neither underlying index is less than 70% of its respective initial index value, meaning that neither underlying index has decreased from its initial index value by an amount greater than the buffer amount of 30%, the Buffered Securities will redeem at par. However, if either underlying index declines in value by more than 30% as of the valuation date from its initial index value, the payment due at maturity will be less than the stated principal amount of the securities. Under these circumstances, you will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 30% of the stated principal amount. Investors may lose up to 70% of the stated principal amount of the Buffered Securities.

Upside Scenario 1: Leveraged Performance	The final index value of each underlying index is greater than or equal to 115% of its respective initial index value, and, at maturity, you will receive 115% of the stated principal amount for each Buffered Security that you hold at maturity plus 3.33% for each 1.00% by which the final index value of the worst performing underlying index exceeds 115% of its respective initial index value, subject to the maximum payment at maturity.
Upside Scenario 2: Unleveraged Performance	The final index value of either underlying index is less than 115% of its respective initial index value but the final index value of neither underlying index is less than 105% of its respective initial index value, and, at maturity, you will receive the stated principal amount for each Buffered Security plus an unleveraged return reflecting the appreciation of the worst performing underlying index.
Upside Scenario 3: Positive Return in a Moderately Bullish or Moderately Bearish Scenario	The final index value of either underlying index is less than 105% of its respective initial index value but the final index value of neither underlying index is less than 90% of its respective initial index value, and, at maturity, you will receive the stated principal amount of your investment plus a positive return equal to 0.3333% for each 1.00% by which the final index value of the worst performing underlying index exceeds 90% of its respective initial index value.
Par Scenario	The final index value of either underlying index is less than 90% of its respective initial index value, but the final index value of each underlying index is greater than or equal to 70% of its respective initial index value, meaning that neither underlying index has decreased from its initial index value by an amount greater than the buffer amount of 30%, and, at maturity, the Buffered Securities will redeem at par.
Downside Scenario

The final index value of either underlying index is less than 70% of its respective initial index value, meaning that either underlying index has decreased from its respective initial index value by an amount greater than the buffer amount of 30%. At maturity, the Buffered Securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the worst performing underlying index from its respective initial index value, plus the buffer amount of 30%. (Example: if the worst performing underlying index decreases in value by 50%, the Buffered Securities will redeem for $8, or 80% of the stated principal amount.) The minimum payment at maturity is $3 per Buffered Security.

Because the payment at maturity of the Buffered Securities is based on the worst performing of the underlying indices, a decline in either underlying index by an amount greater than the buffer amount will result in a loss of your investment, even if the other underlying index has appreciated or has not declined as much.

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Buffered Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 25, 2020

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the Buffered Securities. The following examples are for illustrative purposes only. The actual initial index value for each underlying index is set forth on the cover page of this document. The payment at maturity on the Buffered Securities is subject to the credit risk of Morgan Stanley. The below examples are based on the following terms:

Stated principal amount:	$10 per Buffered Security
Hypothetical initial index values:	With respect to the SPX Index: 1,900 With respect to the RTY Index: 1,100
Buffer amount:

30%. As a result of the buffer amount of 30%, the hypothetical value at or above which each underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered Securities is:

with respect to the SPX Index: 1,330, which is 70% of its hypothetical initial index value; and

with respect to the RTY Index: 770, which is 70% of its hypothetical initial index value.

Maximum Payment at Maturity:	$16.495 per Buffered Security (164.95% of the stated principal amount)
Minimum Payment at Maturity:	$3.00 per Buffered Security (30% of the stated principal amount)

EXAMPLE 1: Both underlying indices appreciate significantly above their respective initial index values as of the valuation date, and investors receive only the maximum payment at maturity.

Final index value		SPX Index: 3,800
RTY Index: 2,090
Index performance factor		SPX Index: (3,800 – 1,900) / 1,900 = 200% RTY Index: (2,090 – 1,100) / 1,100 = 190%
Payment at maturity	=	$10 + $10 × [(index performance factor of the worst performing underlying index – 115%) × 333%] + $1.50, subject to the maximum payment at maturity
	=	$10 + $10 × [(190% – 115%) × 333%] + $1.50, subject to the maximum payment at maturity
	=	maximum payment at maturity of $16.495

In example 1, the SPX Index has appreciated by 100% while the RTY Index has appreciated by 90%. Therefore, investors receive at maturity 115% of the stated principal amount for each Buffered Security plus 3.33% for each 1.00% by which the final index value of the RTY Index, which is the worst performing underlying index in this example, exceeds 115% of its respective initial index value, subject to the maximum payment at maturity of $16.495 per stated principal amount. Under the terms of the Buffered Securities, investors will realize the maximum payment at maturity at a final index value of the worst performing underlying index of 130% of its respective initial index value. Therefore, in this example, investors receive only the maximum payment at maturity of $16.495 per Buffered Security at maturity, even though both underlying indices have appreciated significantly.

EXAMPLE 2: Both underlying indices appreciate above their respective initial index values as of the valuation date, and investors receive 115% of the stated principal amount for each Buffered Security plus 3.33% for each 1.00% by which the final index value of the worst performing underlying index exceeds 115% of its respective initial index value.

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Buffered Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 25, 2020

Principal at Risk Securities

Final index value		SPX Index: 2,280
RTY Index: 1,430
Index performance factor		SPX Index: (2,280 – 1,900) / 1,900 = 120% RTY Index: (1,430 – 1,100) / 1,100 = 130%
Payment at maturity	=	$10 + $10 × [(index performance factor of the worst performing underlying index – 115%) × 333%] + $1.50, subject to the maximum payment at maturity
	=	$10 + $10 × [(120% – 115%) × 333%] + $1.50, subject to the maximum payment at maturity
	=	$13.165

In example 2, the SPX Index has appreciated by 20% while the RTY Index has appreciated by 30%. Therefore, investors receive at maturity 115% of the stated principal amount for each Buffered Security plus 3.33% for each 1.00% by which the final index value of the SPX Index, which is the worst performing underlying index in this example, exceeds 115% of its respective initial index value, subject to the maximum payment at maturity of $16.495 per stated principal amount. In this example, investors receive a payment at maturity of $13.165 per Buffered Security.

EXAMPLE 3: The final index value of one underlying index is less than 115% of its respective initial index value but the final index value of neither underlying index is less than 105% of its respective initial index value. Therefore, investors receive the stated principal amount for each Buffered Security plus an unleveraged return reflecting the appreciation of the worst performing underlying index.

Final index value		SPX Index: 2,242
RTY Index: 1,210
Index performance factor		SPX Index: (2,242 – 1,900) / 1,900 = 118% RTY Index: (1,210 – 1,100) / 1,100 = 110%
Payment at maturity	=	$10 × index performance factor of the worst performing underlying index
	=	$11.00

In example 3, the SPX Index has appreciated by 18% while the RTY Index has appreciated by 10%. Therefore, investors receive at maturity the stated principal amount for each Buffered Security plus an unleveraged return reflecting the appreciation of the RTY Index, which is the worst performing underlying index in this example. In this example, investors receive a payment at maturity of $11.00 per Buffered Security.

EXAMPLE 4: The final index value of one underlying index is less than 105% of its respective initial index value but the final index value of neither underlying index is less than 90% of its respective initial index value. Therefore, investors receive the stated principal amount plus a positive return equal to 0.3333% for each 1.00% by which the final index value of the worst performing underlying index exceeds 90% of its respective initial index value.

Final index value		SPX Index: 1,805
RTY Index: 1,320
Index performance factor		SPX Index: (1,805 – 1,900) / 1,900 = 95% RTY Index: (1,320 – 1,100) / 1,100 = 120%
Payment at maturity	=	$10 + $10 × [(index performance factor of the worst performing underlying index – 90%) × 33.33%]
	=	$10 + $10 × [(95% – 90%) × 33.33%]
	=	$10.167

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Buffered Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 25, 2020

Principal at Risk Securities

In example 4, the SPX Index has declined by 5% while the RTY Index has appreciated by 20%. Therefore, investors receive at maturity the stated principal amount plus a positive return equal to 0.3333% for each 1.00% by which the final index value of the SPX Index, which is the worst performing underlying index in this example, exceeds 90% of its respective initial index value. In this example, investors receive a payment at maturity of $10.167 per Buffered Security.

EXAMPLE 5: One underlying index appreciates while the other declines as of the valuation date, but neither underlying index has decreased from its initial index value by an amount greater than the buffer amount of 30%. Investors receive the stated principal amount at maturity.

Final index value		SPX Index: 2,090
		RTY Index: 880
Index performance factor		SPX Index: (2,090 – 1,900) / 1,900 = 110% RTY Index: (880 – 1,100) / 1,100 = 80%
Payment at maturity	=	$10

In example 5, the final index value of the SPX Index is 110% of its initial index value, while the final index value of the RTY Index is 80% of its initial index value. The SPX Index has appreciated by 10%, while the RTY Index has declined by 20%, and, therefore, neither underlying index has decreased from its initial index value by an amount greater than the buffer amount of 30%. Investors receive only the stated principal amount of $10 per Buffered Security at maturity, and do not benefit from the appreciation in the SPX Index over the term of the Buffered Securities.

EXAMPLE 6: One underlying index appreciates while the other declines by an amount greater than the buffer amount as of the valuation date, and so investors are exposed to the decline in the worst performing underlying index from its initial index value beyond the buffer amount.

Final index value		SPX Index: 950
RTY Index: 1,210
Index performance factor		SPX Index: (950 – 1,900) / 1,900 = 50% RTY Index: (1,210 – 1,100) / 1,100 = 110%
Payment at maturity	=	($10 × the index performance factor of the worst performing underlying index) + $3.00
	=	($10 × 50%) + $3.00
	=	$8.00

In example 6, the final index value of the RTY Index is greater than its initial index value, while the final index value of the SPX Index is less than its initial index value. The RTY Index has appreciated by 10%, while the RTY Index has declined by 50%, which is an amount greater than the buffer amount of 30%. Therefore, investors are exposed to the negative performance of the RTY Index, which is the worst performing underlying index in this example, and receive a payment at maturity of $8.00. Under these circumstances, investors would lose 1% for every 1% decline in the value of the worst performing underlying index beyond the buffer amount of 30%, subject to the minimum payment at maturity of $3.00.

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in either underlying index of more than 30% from its respective initial index value will result in a loss, and possibly a significant loss, of your investment, even if the other underlying index has appreciated or has not declined as much. You could lose up to 70% of your investment in the securities.

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Buffered Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 25, 2020

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered Securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered Securities.

▪	The Buffered Securities do not pay interest and provide for a minimum payment at maturity of only 30% of your principal. The terms of the Buffered Securities differ from those of ordinary debt securities in that the Buffered Securities do not pay interest and provide for a minimum return of only 30% of the principal amount of the Buffered Securities at maturity. At maturity, you will receive for each $10 stated principal amount of Buffered Securities that you hold an amount in cash based upon the final index value of the worst performing underlying index. If the final index value of either underlying index is less than 70% of its respective initial index value, you will receive an amount in cash that is less than the $10 stated principal amount of each Buffered Security by an amount proportionate to the decline in the value of the worst performing underlying index beyond the buffer amount, and you will lose money on your investment. You could lose up to 70% of the stated principal amount of the Buffered Securities.

▪	The appreciation potential of the Buffered Securities is limited by the maximum payment at maturity. The appreciation potential of the Buffered Securities is limited by the maximum payment at maturity of $16.495 per Buffered Security (164.95% of the stated principal amount). Although the Buffered Securities provide leveraged exposure to any increase in the final index value of the worst performing underlying index over 115% of its respective initial index value, because the payment at maturity will be limited to 164.95% of the stated principal amount for the Buffered Securities, any increase in the final index value of the worst performing underlying index over 130% of its respective initial index value will not further increase the return on the Buffered Securities.

▪	The Buffered Securities do not provide for a leveraged return in all upside scenarios. If the final index value of either underlying index is less than 115% of its respective initial index value but the final index value of neither underlying index is less than 105% of its respective initial index value, you will receive the stated principal amount for each Buffered Security plus an unleveraged return reflecting the appreciation of the worst performing underlying index. If the final index value of either underlying index is less than 105% of its respective initial index value but the final index value of neither underlying index is less than 90% of its respective initial index value, you will receive the stated principal amount of your investment plus a positive return equal to 0.3333% for each 1.00% by which the final index value of the worst performing underlying index exceeds 90% of its respective initial index value.

▪	You are exposed to the price risk of both underlying indices. Your return on the Buffered Securities is not linked to a basket consisting of both underlying indices. Rather, it will be based upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices. Poor performance by either underlying index over the term of the Buffered Securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying index. If either underlying index declines by an amount greater than the buffer amount as of the valuation date, you will lose some of your investment at maturity, even if the other underlying index has appreciated or has not declined as much. Accordingly, your investment is subject to the price risk of both underlying indices. Additionally, even if you do receive a positive return on your investment, your return will be based only on the performance of the worst performing underlying index.

▪	Because the Buffered Securities are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a loss on your investment than if the Buffered Securities were linked to just one underlying index. The risk that you will suffer a loss on your investment is greater if you invest in the Buffered Securities as opposed to substantially similar securities that are linked to just the performance of one underlying index. With two underlying indices, it is more likely that either underlying index will decline to below 70% of its respective initial index value as of the valuation date than if the Buffered Securities were linked to only one underlying index. Therefore, it is more likely that you will suffer a loss on your investment.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the

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Buffered Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due September 25, 2020

Principal at Risk Securities

Buffered Securities in the secondary market, including the value and the volatility (frequently and magnitude of changes in value) of the underlying indices, interest and yield rates, time remaining to maturity, dividend rates on the securities underlying the SPX Index or the RTY Index, the composition of the underlying indices and any changes in the constituent stocks of the underlying indices, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The levels of the underlying indices may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “S&P 500® Index Overview” and “Russell 2000® Index Overview” below.  You may receive less than the stated principal amount per Buffered Security if you try to sell your Buffered Securities prior to maturity.

▪	The Buffered Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered Securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered Securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the Buffered Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered Securities.

▪	The Buffered Securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪	The amount payable on the Buffered Securities is not linked to the values of the underlying indices at any time other than the valuation date. The final index values of the SPX Index and the RTY Index will be based on their respective index closing values on the valuation date, subject to adjustment for non-index business days and certain market disruption events. Even if both underlying indices appreciate prior to the valuation date but the value of either underlying index drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the values of the underlying indices prior to such drop. Although the actual values of the underlying indices on the stated maturity date or at other times during the term of the Buffered Securities may be higher than their respective final index values, the payment at maturity will be based solely on their respective index closing values on the valuation date.

▪	Adjustments to the underlying indices could adversely affect the value of the Buffered Securities. The publisher of either underlying index may add, delete or substitute the stocks underlying such index or make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the Buffered Securities. The publisher of such underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index. MS & Co. could have an economic interest that is different than that of investors in the Buffered Securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

▪	Not equivalent to investing in the underlying indices. Investing in the Buffered Securities is not equivalent to investing in the underlying indices or their component stocks. Investors in the Buffered Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying indices.

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▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered Securities in the original issue price reduce the economic terms of the Buffered Securities, cause the estimated value of the Buffered Securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered Securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered Securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered Securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered Securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the Buffered Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered Securities than those generated by others, including other dealers in the market, if they attempted to value the Buffered Securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered Securities in the secondary market (if any exists) at any time. The value of your Buffered Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	The Buffered Securities will not be listed on any securities exchange and secondary trading may be limited. The Buffered Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered Securities. MS & Co. may, but is not obligated to, make a market in the Buffered Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Buffered Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Buffered Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Buffered Securities, the price at which you may be able to trade your Buffered Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Buffered Securities, it is likely that there would be no secondary market for the Buffered Securities. Accordingly, you should be willing to hold your Buffered Securities to maturity.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered Securities. One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Buffered Securities (and possibly to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered Securities, and the hedging strategy may involve greater and more frequent dynamic

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adjustments to the hedge as the valuation date approaches. Some of our subsidiaries also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value of either underlying index, and, therefore, could have increased the value at or above which such underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered Securities (depending also on the performance of the other underlying index). Additionally, such hedging or trading activities during the term of the Buffered Securities, including on the valuation date, could adversely affect the value of either underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity (depending also on the performance of the other underlying index).

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered Securities. As calculation agent, MS & Co. has determined the initial index values, will determine the final index values and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index values in the event of a market disruption event or discontinuance of an underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Buffered Securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the Buffered Securities are uncertain. Please read the discussion under “Additional Provisions – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered Securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Buffered Securities, the timing and character of income on the Buffered Securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Buffered Securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Buffered Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered Securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA Legislation” in the accompanying product supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the Buffered Securities if they were recharacterized as debt instruments except that, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of any disposition of financial instruments before January 1, 2019. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered Securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered Securities, possibly with retroactive effect.

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Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. S&P has announced that, effective with the September 2015 rebalance, consolidated share class lines are no longer included in the S&P 500® Index. Each share class line is subject to public float and liquidity criteria individually, but the company’s total market capitalization is used to evaluate each share class line for purposes of determining index membership eligibility. This may result in one listed share class line of a company being included in the S&P 500® Index while a second listed share class line of the same company is excluded. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on October 13, 2015:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	2,003.69
52 Weeks Ago:	1,874.74
52 Week High (on 5/21/2015):	2,130.82
52 Week Low (on 10/15/2014):	1,862.49

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2010 through October 13, 2015. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the same period. The closing value of the SPX Index on October 13, 2015 was 2,003.69. We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification. The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance.

S&P 500® Index Daily Index Closing Values January 1, 2010 to October 13, 2015

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S&P 500® Index	High	Low	Period End
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter (through October 13, 2015)	2,017.46	1,923.82	2,003.69

License Agreement between Morgan Stanley and Standard & Poor’s Financial Services LLC

Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. See “S&P 500® Index” in the accompanying index supplement.

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Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Information as of market close on October 13, 2015:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	1,147.841
52 Weeks Ago:	1,049.303
52 Week High (on 6/23/2015):	1,295.799
52 Week Low (on 10/13/2014):	1,049.303

The following graph sets forth the daily closing values of the RTY Index for the period from January 1, 2010 through October 13, 2015. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the RTY Index for each quarter in the same period. The closing value of the RTY Index on October 13, 2015 was 1,147.841. We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification. The RTY Index has at times experienced periods of high volatility, and you should not take the historical values of the RTY Index as an indication of its future performance.

Russell 2000® Index Daily Index Closing Values January 1, 2010 to October 13, 2015

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Russell 2000® Index	High	Low	Period End
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter	953.07	872.60	951.54
Second Quarter	999.99	901.51	977.48
Third Quarter	1,078.41	989.47	1,073.79
Fourth Quarter	1,163.64	1,043.46	1,163.64
2014
First Quarter	1,208.651	1,093.594	1,173.038
Second Quarter	1,192.960	1,095.986	1,192.960
Third Quarter	1,208.150	1,101.676	1,101.676
Fourth Quarter	1,219.109	1,049.303	1,204.696
2015
First Quarter	1,266.373	1,154.709	1,252.772
Second Quarter	1,295.799	1,215.417	1,253.947
Third Quarter	1,273.328	1,083.907	1,100.688
Fourth Quarter (through October 13, 2015)	1,165.356	1,097.552	1,147.841

License Agreement between Russell Investments and Morgan Stanley

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley. For more information, see “Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

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Additional Information About the Buffered Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying index publisher:	With respect to the SPX Index, S&P Dow Jones Indices LLC With respect to the RTY Index, Russell Investments
Denominations:	$10 per Buffered Security and integral multiples thereof
Interest:	None
Postponement of maturity date:	If the scheduled valuation date is not an index business day with respect to an underlying index or if a market disruption event occurs with respect to either underlying index on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the Buffered Securities will be postponed to the second business day following the latest valuation date as postponed with respect to either underlying index.
Minimum ticketing size:	$1,000 / 100 Buffered Securities
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, each Buffered Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.
Assuming this treatment of the Buffered Securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Buffered Securities prior to settlement, other than pursuant to a sale or exchange.

▪ Upon sale, exchange or settlement of the Buffered Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered Securities. Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered Securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury

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regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered Securities, possibly with retroactive effect.

As discussed under “United States Federal Taxation – Tax Consequences to Non-U.S. Holders – Possible Application of Section 871(m) of the Code” in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a 30% withholding tax on certain “dividend equivalents” paid or deemed paid with respect to U.S. equities or equity indices under certain circumstances. However, in light of recently promulgated Treasury regulations under Section 871(m) of the Code, the withholding tax generally will not apply to the Buffered Securities.

Both U.S. and non-U.S. investors considering an investment in the Buffered Securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered Securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered Securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:

The proceeds we receive from the sale of the Buffered Securities will be used for general corporate purposes. We will receive, in aggregate, $10 per Buffered Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Buffered Securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Buffered Securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Buffered Securities.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the Buffered Securities, by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to have taken positions in the stocks constituting the underlying indices and in futures and options contracts on the underlying indices or their component stocks listed on major securities markets. Such purchase activity could have increased the initial index value of either underlying index, and, therefore, could have increased the value at or above which such underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered Securities (depending also on the performance of the other underlying index). In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Buffered Securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying indices, futures and/or options contracts on the underlying indices or their component stocks listed on

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major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of either underlying, and, therefore, adversely affect the value of the Buffered Securities or the payment you will receive at maturity (depending also on the performance of the other underlying index). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.
Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Code Section 4975 for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class

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or statutory exemptions will be available with respect to transactions involving the Buffered Securities.

Because we may be considered a party in interest with respect to many Plans, the Buffered Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Buffered Securities are contractual financial instruments. The financial exposure provided by the Buffered Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Buffered Securities. The Buffered Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Buffered Securities.

Each purchaser or holder of any Buffered Security acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Buffered Securities, (B) the purchaser or holder’s investment in the Buffered Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Buffered Securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Buffered Securities and (B) all hedging transactions in connection with our obligations under the Buffered Securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

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(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)  neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Buffered Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Buffered Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered Securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered Securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the Buffered Securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.20 for each Buffered Security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each Buffered Security.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered Securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the Buffered Securities:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Buffered Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Buffered Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of

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reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Buffered Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.
Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated November 19, 2014

Index Supplement dated November 19, 2014

Prospectus dated November 19, 2014

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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